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                          INDEPENDENT AUDITORS' REPORT






To the Members of
GE Harris Railway Electronics, L.L.C., and Subsidiaries:

We have audited the consolidated balance sheet of GE Harris Railway Electronics, L.L.C. and subsidiaries (a limited liability company) as of December 31, 1998, and the related consolidated statement of operations and comprehensive income, members' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Harris Railway Electronics, L.L.C. and subsidiaries (a limited liability company) as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                  /s/ KPMG LLP


Orlando, Florida
February 10, 1999